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                                                                   EXHIBIT 10.12

                            MAXWELL TECHNOLOGIES, INC
                  OFFICER AND DIRECTOR STOCK REPURCHASE POLICY


PURPOSE:

To facilitate the Company's ability to buy back its shares at favorable prices and without commissions and to facilitate periodic stock sales by officers and directors.


CONDITIONS:

The trading window under the Company's stock trading policy must be open. Repurchases will be at the discretion of the Company. There will be no advance commitment by the Company on any given repurchase date to buy back shares, and if the Company does so repurchase, there will be no advance commitment as to the number of shares which may be repurchased. Repurchases will not be made from any officer or director if such repurchase will give rise to an accounting charge for the Company. This policy may be amended or terminated by the Board of Directors at any time.


TIMING OF REPURCHASE:

Repurchases may be made at the close of business on Thursday of each week during an open trading window.


PRICE:

Shares will be repurchased at a price of $.25 per share below the closing trading price for shares on the repurchase day.


NUMBER OF SHARES REPURCHASED:

The aggregate number of shares bought back on any given repurchase date will be determined by the members of the Compensation Committee of the Board. Officers and directors may tender no less than 1000 shares on any given repurchase date; the exact number of shares repurchased from each such officer or director tendering shares shall be determined by management. No officer or director shall be permitted to sell to the Company under this policy a number of shares during the time period of this policy, in excess of fifty (50%) percent of (i) the shares owned (plus vested options) on the commencement of this policy, plus (ii) additional shares acquired (and additional options vested) during the period in which this policy is in effect.